UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Salix Pharmaceuticals, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Proxy Materials—Subject to Completion—Dated May 2, 2003

May    , 2003

Dear Fellow Stockholder:

It is our pleasure to invite you to attend the 2003 annual meeting of stockholders of Salix Pharmaceuticals, Ltd. to be held at 8540 Colonnade Center Drive, Suite 201, Raleigh, North Carolina, on Thursday, June 19, 2003 at 9:00 a.m.

We urge you to participate in the business of the annual meeting by completing and returning the enclosed WHITE proxy card as soon as possible. This annual meeting is of particular importance to all Salix stockholders because of the ongoing, hostile attempt to take over your company by Axcan Pharma Inc.

As you know, Axcan, through its wholly owned subsidiary, Saule Holdings Inc., has commenced a hostile offer to acquire your shares of Salix common stock and the associated rights to acquire preferred stock for $8.75 in cash. At the annual meeting, Axcan is seeking to replace the five Salix directors with its own nominees. Additionally, Axcan is asking you to adopt a resolution repealing certain revisions to Salix’s Bylaws. Saule Holdings owns 100 shares of our common stock that it purchased in April 2003 solely for the purposes of requesting information from us, suing your Board, raising these matters at the meeting and taking other actions designed to allow Axcan to acquire your shares.

The Salix Board’s unanimous view has been and continues to be that the Axcan offer is grossly inadequate and not in the best interests of Salix or the Salix stockholders.

The Salix Board has always acted and will continue to act in the best interests of our stockholders. We believe that the Axcan offer is grossly inadequate and that Axcan is trying to acquire Salix at a time when our stock price has been artificially and temporarily depressed. The closing price of our common stock was $7.28 on April 9, 2003, the day before the offer was announced. On May     , 2003, the closing price of our common stock was $            , which is significantly above the offer price of $8.75.

The Salix Board has not amended the Salix Bylaws in any manner since November 30, 2001. Although we do not currently expect to adopt any amendments, the proposal to repeal amendments to our Bylaws is part of the attempt by Axcan to limit your Board’s ability to act in accordance with its fiduciary duties to you to enhance stockholder value.

Accordingly, the Salix Board unanimously recommends that you vote “FOR” the five Salix director nominees and “AGAINST” the proposed bylaw resolution.

You will need an admission ticket if you plan to attend the annual meeting in person. If you are a registered stockholder, your admission ticket is attached to the enclosed proxy card. You will not receive an admission ticket if a bank or broker holds your shares. In that case, please come to the meeting and present proof of ownership of our stock at the registration table. You may be asked to present photo identification, such as a driver’s license.

A WHITE proxy card is enclosed for your use. Whether or not you plan to attend the annual meeting in person, the Salix Board urges you to sign, date and return the WHITE proxy card in the enclosed postage prepaid envelope.

Your Board urges you NOT to sign or return any gold proxy card sent to you by Axcan, even as a protest vote against Axcan. Only your latest dated, signed proxy card will be counted, and any gold proxy card you sign for any reason could invalidate previous white proxy cards sent by you to support your Board. If you have previously signed a gold proxy card, your Board urges you to sign, date and promptly mail the enclosed WHITE proxy card, which will revoke any earlier dated proxy cards that you signed. The best way for you to support your Board is to vote “FOR” the five Salix director nominees and “AGAINST” the proposed bylaw resolution.

On behalf of everyone at Salix, we thank you for your continued support. We remain committed to acting in your best interests. If you have any questions with respect to voting, please call our proxy solicitor, Georgeson Shareholder Communications Inc. at (800) 818-7535 (toll free).

Sincerely,

Robert P. Ruscher	Carolyn J. Logan
Executive Chairman	President and CEO

Preliminary Proxy Material—Subject to Completion—Dated May 2, 2003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 19, 2003

To The Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Salix Pharmaceuticals, Ltd., will be held on Thursday, June 19, 2003 at 9:00 a.m., local time, at 8540 Colonnade Center Drive, Suite 201, Raleigh, North Carolina for the following purposes:

1.	To elect five directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To consider a Bylaw resolution repealing each provision of our Bylaws or any amendment thereto adopted by our Board of Directors subsequent to November 30, 2001 and prior to the effective date of this proposed resolution;

3.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 25, 2003 are entitled to notice of and to vote at the meeting.

The Salix Board recommends a vote “FOR” the election of the five Salix director nominees and “AGAINST” Axcan’s proposed bylaw resolution on the enclosed WHITE proxy card. We urge you NOT to vote for any individuals that might be nominated by Axcan and to disregard and/or NOT to execute any proxy card other than our WHITE proxy card.

For the Board of Directors,

SALIX PHARMACEUTICALS, LTD.

Stephen D. Celestini,

Corporate Secretary

Raleigh, North Carolina

May     , 2003

IMPORTANT

This annual meeting is of particular importance to all stockholders of Salix in light of the attempt by Axcan to take control of your Board with a slate of their director nominees. Failure to execute a WHITE proxy card might allow Axcan to acquire your common stock for $8.75 per share, which is a price that the Salix Board believes is grossly inadequate. Whether or not you plan to attend the annual meeting, we urge you to vote for the election of the five Salix director nominees by SIGNING, DATING and RETURNING the enclosed WHITE proxy card in the enclosed postage-prepaid envelope today. Your vote is important, no matter how many or few shares you own.

The Salix Board also urges you NOT to sign any gold proxy cards sent to you by Axcan, even as a protest vote against Axcan. Any gold proxy card you sign for any reason could invalidate previous white proxy cards sent by you to support your Board. You may vote on the WHITE proxy card even if you have previously voted a proxy card provided to you by Axcan. You are legally entitled to change your vote. Only your latest dated proxy card will be valid and counted.

If a brokerage firm, bank or other institution holds your shares of common stock for you, only they can vote your shares and then only upon receipt of your instructions on how they should vote your shares. You must contact the person responsible for your account promptly and give them your instructions on how to vote your shares. We urge you to instruct them to use the WHITE proxy card to vote “FOR” the five Salix director nominees and “AGAINST” the proposed bylaw resolution.

If you have any questions or require any assistance in executing or delivering your WHITE proxy card, please contact our proxy solicitor, Georgeson Shareholder Communications, Inc toll-free at (800) 818-7535.

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Preliminary Proxy Material—Subject to Completion—Dated May 2, 2003

SALIX PHARMACEUTICALS, LTD.

PROXY STATEMENT

2003 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 19, 2003

INTRODUCTION

The enclosed proxy is solicited on behalf of the Board of Directors of Salix Pharmaceuticals, Ltd. for use at the annual meeting of stockholders to be held Thursday, June 19, 2003 at 9:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 25, 2003 are entitled to notice of and to vote at the meeting. On the record date, 21,414,476, shares of our common stock were issued and outstanding.

These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2002, including financial statements, were first mailed on or about May     , 2003 to all stockholders entitled to vote at the meeting.

The purposes of the meeting are:

(1) to elect five directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

(2) to consider a Bylaw resolution repealing each provision of our Bylaws or any amendment thereto adopted by our Board of Directors subsequent to November 30, 2001 and prior to the effective date of this proposed resolution;

(3) to ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003; and

(4) to transact such other business as may properly come before the meeting or any adjournment thereof.

QUESTIONS AND ANSWERS ABOUT THIS PROXY SOLICITATION

WHAT ARE WE ASKING YOU TO VOTE ON?

Salix is asking you to vote:

•	“FOR” the election of our five director nominees rather than the five nominees proposed by Axcan;

•	“AGAINST” the bylaw resolution proposed by Axcan; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003.

WHO ARE THE SALIX DIRECTOR NOMINEES?

The five Salix director nominees are the same, experienced, qualified individuals who currently are serving as the members of the Salix Board of Directors, and as a result understand your company’s potential. They are John F. Chappell, Thomas W. D’Alonzo, Richard A. Franco, Carolyn J. Logan and Robert P. Ruscher.

WHY ARE WE SOLICITING YOUR VOTE?

We are soliciting your vote because we believe that our current directors have acted, are acting and will continue to act in the best interests of our stockholders. We believe that the Offer (as defined in “Salix’s Position” below) is grossly inadequate and that Axcan is trying to acquire Salix at a time when the price of our Common Stock (as defined in “Salix’s Position” below) is artificially and temporarily depressed, thereby depriving you of the true value of your Common Stock.

HOW DOES THIS VOTE AFFECT AXCAN’S TENDER OFFER?

The Salix Board of Directors has recommended that you not accept the Offer and not tender your shares to Axcan. We believe that Salix can enhance stockholder value by continuing to execute its business plan. If our five director nominees are reelected, you may still accept the Offer. However, Axcan has imposed significant conditions upon the Offer and its obligation to purchase any shares of Common Stock in the Offer is subject to the satisfaction or waiver of the terms and conditions of the Offer. Among other conditions, Axcan must receive financing to complete the Offer. The terms and conditions to the Offer are set forth in the Offer to Purchase and the related Letter of Transmittal, both of which are exhibits to the Tender Offer Statement on Schedule TO that Axcan filed with the Securities and Exchange Commission on April 10, 2003, as amended.

WHY DO WE OPPOSE THE AXCAN BYLAW RESOLUTION?

Axcan wants our stockholders to adopt a resolution that would repeal each provision of the Salix Bylaws or any amendments thereto adopted by our Board subsequent to November 30, 2001 and prior to the effective date of the proposed resolution. However, our Board has not amended the Bylaws in any manner since November 30, 2001. Although our Board currently does not expect to adopt any amendments to the Bylaws, the proposal to repeal amendments to the Bylaws is part of the attempt by Axcan to limit your Board’s ability to act in accordance with its fiduciary duties to you to enhance stockholder value. Consequently, we recommend that you vote “AGAINST” the proposed bylaw resolution.

WHO CAN VOTE AT THE ANNUAL MEETING?

If you are a record holder of our Common Stock at the close of business on the record date of April 25, 2003, you have the right to vote on all proposals properly put to the stockholders at the annual meeting. We urge you to vote:

•	“FOR” the five Salix director nominees;

•	“AGAINST” the bylaw resolution proposed by Axcan; and

•	“FOR” the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003.

MAY I ATTEND THE ANNUAL MEETING IN PERSON?

You will need an admission ticket if you plan to attend the annual meeting in person. If you are a registered stockholder, your admission ticket is attached to the enclosed proxy card. You will not receive an admission ticket if a bank or broker holds your shares. In that case, please come to the meeting and present proof of ownership of our stock at the registration table. You may be asked to present photo identification, such as a driver’s license.

HOW MANY SHARES MUST BE VOTED IN FAVOR OF THE SALIX DIRECTOR NOMINEES TO ELECT THEM?

Assuming a quorum is present at the annual meeting, the five nominees to Salix’s Board of Directors who receive the most votes eligible to be cast at the annual meeting will be elected.

WHAT SHOULD YOU DO TO SUPPORT YOUR BOARD?

Sign, date and return the enclosed WHITE proxy card today to Georgeson Shareholder Communications Inc. in the prepaid envelope provided to vote for the five Salix director nominees, against the proposed bylaw resolution and for the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2003. In order for your vote to be valid, your WHITE proxy card must be signed and dated.

WHOM SHOULD YOU CALL IF YOU HAVE QUESTIONS ABOUT THIS PROXY SOLICITATION?

Please call Georgeson Shareholder Communications Inc. toll free at 1-800-818-7535. Banks or brokers may call (212) 440-9800 for questions or assistance.

SALIX’S POSITION

As you know, on April 10, 2003, Saule Holdings Inc., a Delaware corporation and a wholly owned subsidiary of Axcan Pharma Inc., a Canadian corporation, commenced its all-cash hostile tender offer to purchase all outstanding shares of our outstanding common stock, $.001 par value per share (the “Common Stock”), together with the associated rights to purchase shares of Series A Junior Participating Preferred Stock (the “Rights” and, together with the Common Stock, the “Shares”), at a price of $8.75 per Share (the “Offer”), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal sent to you by Axcan. According to Axcan’s filings with the Securities and Exchange Commission, the purpose of the Offer is to enable Axcan to acquire control of Salix.

As part of its hostile takeover attempt, Axcan is soliciting the Salix stockholders to vote on five director nominees proposed by Axcan.

Axcan claims that the election of its nominees to our Board of Directors will not prevent their consideration of any competing bids or proposals for the acquisition of our company. However, you should realize that Axcan has paid each of their nominees an unconditional, non-refundable payment of $25,000 to agree to be nominated to our Board. That amount is more than two times the annual cash retainer we pay our non-employee directors. According to Axcan’s preliminary proxy statement filed on April 25, 2003, this payment would be in addition to any compensation these individuals would receive for serving as directors of our company. Finally, Axcan has agreed to indemnify each of its nominees for any expenses, liabilities or losses of any kind asserted against or incurred by him in his capacity as a nominee to our Board.

Our five director nominees include a majority of independent members who are not interested parties with respect to the Offer. They also have considerable experience in the pharmaceutical industry. See “Proposal One—Election of Directors—Nominees.” For these reasons, we recommend that you vote “FOR” the five Salix director nominees.

Over the past four years, we have transformed our company from a small, drug development company with no product close to commercialization in the United States into a proven, sales and marketing focused, specialty pharmaceutical company. We have one currently marketed product, Colazal®, which we launched in January 2001 in the United States as a treatment for ulcerative colitis. Colazal is the fastest growing drug of its kind in the marketplace based on 2002 prescriptions. We also have two products under development. The first is Rifaximin, a broad-spectrum, gastrointestinal-specific, oral antibiotic that received an approvable letter from the United States Food and Drug Administration in October 2002 and that we believe will be more successful than Colazal in terms of revenue. The second is a patented, granulated formulation of mesalamine licensed from Dr. Falk Pharma GmbH in July 2002, which has a prolonged release mechanism that should allow us to expand our treatment options for ulcerative colitis. The Salix Board believes that Salix is on the cusp of realizing the benefits of its significant investments over the past few years under its business plan. As a result, the Board believes that Salix can better enhance stockholder value by continuing to execute its business plan.

Axcan also is asking our stockholders to adopt a resolution repealing certain revisions to the Salix Bylaws. Our Board, however, has not amended our Bylaws in any manner since November 30, 2001. Although we do not currently expect to adopt any amendments, the proposal to repeal amendments to our Bylaws is part of the attempt by Axcan to limit our Board’s ability to act in accordance with its fiduciary duties to you to enhance stockholder value. Consequently, we recommend that you vote “AGAINST” Axcan’s proposal that you adopt a bylaw resolution.

Axcan also alleges that our Board has acted against the best interests of our stockholders by adopting the Rights Agreement dated as of January 10, 2003 between Salix and Computershare Investor Services, LLC (the “Rights Plan”) as a means to thwart to the Offer. The Rights Plan, however, was adopted by our Board in January 2000 and approved by our stockholders in June 2000, with 93.9% of the shares present or represented at the meeting voting in favor of the Rights Plan. The Rights Plan was then updated in January 2003 to reflect Salix’s redomestication as a Delaware corporation and our listing on the Nasdaq National Market System. The Rights Plan update was not in response to any specific acquisition proposal or discussions with third parties. If the original plan had not been updated, the original plan would have remained in place with substantially the same effect as the updated Rights Plan. The Salix Board believes the Rights Plan has helped the stockholders at this time by effectively preventing Axcan from opportunistically acquiring Salix at a price that the Salix Board believes is grossly inadequate for the reasons discussed below.

We think it important to note that the Axcan Board adopted a shareholder protection rights plan in January 2001. At the time of adoption, Axcan stated that the plan “is similar to plans adopted by a number of public companies and is intended to protect shareholders from unfair or coercive take-over strategies”. In its filings with the SEC and in litigation it has filed against Salix and the Salix Board members to compel our Board to approve the Offer, Axcan claims that the Salix Board has breached its fiduciary duty by not rendering our Rights Plan inapplicable to the Offer. By proposing its own director nominees and by suing Salix and its Board members with the goal of eliminating your Rights Plan, Axcan is trying to take away from the Salix stockholders the same protection Axcan has adopted for its stockholders.

We are a company built on the highest standards of integrity and focus on stockholder interests, and our Board and management always carefully consider opportunities and proposals in that light. In the last four years, we, like many companies in the specialty pharmaceutical sector, have had informal discussions with various companies regarding possible business relationships. We have always been willing to meet with, and listen to, third parties regarding possible strategic relationships. Our Board has carefully considered the Offer, which is the first time Axcan has proposed a specific price to us. For the reasons more fully described in this proxy statement, our Board has advised our stockholders to reject the Offer as grossly inadequate.

REASONS FOR SALIX’S POSITION

Your Board of Directors includes a majority of independent members who are not interested parties with respect to the Offer. Your Board has considerable experience in the pharmaceutical industry and diligently works to enhance the value of Salix. In doing so it reached the unanimous conclusion that the Offer is grossly inadequate. In reaching that conclusion, your Board of Directors consulted with its senior management and independent financial, medical and legal advisors and took into account the following factors, among others:

(i)  The Salix Board believes Salix is poised for significant growth and profitability and can better enhance stockholder value by continuing to execute its business plan. The Board reviewed Salix’s success in implementing its strategy to date and believes that Salix has made significant investments over the past few years to build the infrastructure and experience to successfully in-license, complete any required development, and launch and sell gastroenterology drugs. The Board concluded that Salix and its stockholders are on the cusp of realizing the benefits of the significant investments it has made over the past few years under its current business plan. Specifically, Salix is positioned to continue growing Colazal sales and to sell additional products, thus significantly increasing revenue without having to incur significant additional expenses. As a result, based on its current expectations and assumptions regarding Colazal sales, Salix expects to become profitable in the second half of 2004, regardless of the status of Rifaximin, and believes it will be profitable for the year ending December 31, 2004 if Rifaximin is approved and launched in 2004 as expected.

(ii)  The Salix Board believes that the Offer represents an opportunistic attempt by Axcan to acquire Salix at a time when the Common Stock price is artificially and temporarily depressed, including negative effects of general market conditions and a downturn in the specialty pharmaceutical sector. The closing price for the Shares was $7.28 on April 9, 2003, the day prior to the unsolicited Offer, significantly lower than the 52-week high of $17.33 per Share.

(iii)  The Offer does not adequately reflect the commercial potential of Salix’s products or Salix’s reputation for integrity and quality in the medical community, based in part on discussions with leading medical authorities in the fields of gastroenterology, hepatology and infectious disease who are familiar with Salix and its products.

(iv)  The $8.75 Offer price has remained below the market price of the Common Stock at all times since the public announcement of the Offer on April 10, 2003. The closing price per share of the Shares on the Nasdaq National Market System on May     , 2003, the last trading day prior to the date of this statement, was $            .

(v)  The Salix Board’s assessment, after consultation with Salix’s independent financial, legal and medical advisors, that Salix’s business has significantly greater value than the Offer.

(vi)  Salix currently has a strong balance sheet, including cash and cash equivalents of approximately $47.0 million, or more than $2.00 per outstanding Share, and no long-term debt.

(vii)  Both before and after the announcement of the Offer on April 10, 2003, Salix and its independent financial advisors have received unsolicited indications of interest from third parties with respect to a potential transaction with Salix.

(viii)  The Board of Directors considered the taxable nature of the cash consideration to be paid to holders of Shares in the Offer and the fact that Salix stockholders would not be afforded an opportunity to share in potential increases in the long-term value of Salix.

(ix)  The Offer is highly conditional, which results in significant uncertainty that the Offer will be consummated. Specifically, the Offer is subject to the following conditions, among others:

(1)  Axcan Must Borrow Additional Funds to Consummate the Offer.    Axcan must receive proceeds under the credit facilities contemplated by its commitment from National Bank of Canada. These facilities are not final and require National Bank of Canada to find additional lenders to lend a significant portion of the money required. These proposed facilities might also contain restrictive covenants difficult for Axcan, which obtained $125 million of its current cash and cash equivalents of approximately $150 million by issuing convertible debentures in March 2003, to comply with.

(2)  Minimum Tender Condition.    Salix stockholders shall have tendered and not withdrawn prior to the expiration of the Offer a number of Shares, including the Rights, so that, after consummation of the Offer, Axcan owns a number of Shares which constitute a majority of the then outstanding Shares on a fully-diluted basis. Salix does not expect any of its management or Board of Directors, who collectively hold approximately 15.0% of the Shares on a fully diluted basis, to tender.

(3)  Stockholder Rights Plan Condition.    The Salix Board must have redeemed the Rights issued under the Rights Plan or Axcan shall be satisfied that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger. For a description of why the Board believes the Rights Plan should remain in place at this time, see “General—Rights Plan” in Item 4(b), Background, of Salix’s Schedule 14D-9 (the “Schedule 14D-9) that we filed with the SEC and sent to you in April.

(4)  Business Combination Condition.    The Salix Board must have approved the Offer and the Proposed Merger pursuant to the requirements of Section 203 of the Delaware General Corporation Law or Axcan shall be satisfied that Section 203 does not apply to or otherwise restrict the Offer and the Proposed Merger. The Board has determined not to so approve the Offer at this time. For a summary of Section 203, see “Delaware Business Combinations Statute” under Item 8(a) of the Schedule 14D-9.

(5)  No Material Adverse Change Condition.    No change, event or development must have occurred that has, or could reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, prospects or results of operations of Salix and its subsidiaries taken as a whole.

(6)  No Unusual Event Condition.    There shall not have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market in excess of one day, (b) a commencement of a war, armed hostilities, terrorist attacks or other international or national calamity directly or indirectly involving the United States, (c) any limitation (whether or not mandatory) by any United States governmental or regulatory authority on the extension of credit by banks or other financial institutions, (d) any decline in either the Dow Jones Industrial Average, the Standard & Poor’s 500 Index or the Nasdaq National Market by an amount in excess of 20% measured from the close of business on the date of the Offer or (e) in the case of any of the foregoing other than (d) existing at the time of the Offer, a material acceleration or worsening thereof.

(7)  Antitrust Condition.    The applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable similar foreign laws or regulations must have expired or been terminated. For a description of the Hart-Scott-Rodino Act, see “Regulatory Matters—U.S. Antitrust” under Item 8(b) of the Schedule 14D-9.

Your Board of Directors believes that Salix can better enhance stockholder value by continuing to execute its business plan. This plan was adopted in late 1999 and has resulted in Salix becoming a proven, sales and marketing focused, specialty pharmaceutical company. Since the enactment of our business plan in December 1999, the price of our Common Stock had climbed from $0.15 to $7.28 on April 9, 2003, the day before the Offer was announced. On May     , 2003 the closing price of our common stock was $     .

Your Board has always acted and will continue to act in the best interests of our stockholders. We believe that the Offer is grossly inadequate and that Axcan is trying to acquire Salix at a time when our Common Stock price is artificially and temporarily depressed, thereby depriving you of the true value of your Common Stock. Accordingly, we are soliciting your proxy to vote in favor of our five director nominees at the annual meeting.

The proposal to repeal amendments to the Bylaws is part of the attempt by Axcan to limit your Board’s ability to act in accordance with its fiduciary duties to you to enhance stockholder value. We are soliciting your proxy to vote against the proposed bylaw resolution.

IMPORTANT

We urge you to promptly SIGN, DATE and MAIL the enclosed WHITE proxy card to vote “FOR” the election of the five Salix director nominees and “AGAINST” Axcan’s proposed bylaw resolution.

Your Board urges you NOT to sign or return any gold proxy card sent to you by Axcan, even as a protest vote against Axcan. Only your latest dated, signed proxy card will be counted, and any gold proxy card you sign for any reason could invalidate previous white proxy cards sent by you to support your Board. If you have already sent a proxy to Axcan, you may revoke that proxy and vote for the election of our five director nominees and against Axcan’s proposed bylaw resolution by SIGNING, DATING and MAILING the enclosed WHITE proxy card.

Your vote is important, no matter how many or few shares you own. We urge you to SIGN, DATE and RETURN the enclosed WHITE proxy card and return it in the enclosed postage-prepaid envelope, or by delivering a written notice of revocation to us, c/o our agent, Georgeson Shareholder Communications Inc., at the address below or to our Corporate Secretary, or by voting in person at the annual meeting for our five director nominees and against Axcan’s proposed bylaw resolution. Only your latest dated proxy will be voted and count at the annual meeting. See “Proxy Procedures” below.

PROXY PROCEDURES

As of the record date, directors and executive officers of Salix had the right to vote an aggregate of              shares, representing approximately 15.5% of the 21,414,476 shares outstanding as of the record date of April 25, 2003.

The shares represented by each WHITE proxy card that is properly executed and returned will be voted at the annual meeting in accordance with the instructions marked thereon. Executed but unmarked WHITE proxy cards will be voted:

•	“FOR” the election of the five Salix director nominees;

•	“AGAINST” Axcan’s proposed bylaw resolution; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003.

In order for your views to be represented at the annual meeting, please mark, sign and date the enclosed WHITE proxy card and return it to Salix, c/o Georgeson Shareholder Communications Inc., in the enclosed envelope in time to be voted at the annual meeting. Execution of the WHITE proxy card will not affect your right to attend the annual meeting and to vote in person.

Any proxy (including a proxy given to Axcan) may be revoked at any time before it is voted by (a) submitting a duly executed new proxy bearing a later date, (b) attending the annual meeting and voting in person [if you are a registered stockholder or have requested a “legal proxy” from your bank or broker] or (c) at any time before a previously executed proxy is voted, giving written notice of revocation to either (i) Salix  Pharmaceuticals, Ltd., c/o Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, New York 10004, or (ii) Salix Pharmaceuticals, Ltd., 8540 Colonnade Center Drive, Suite 501, Raleigh, North Carolina 27615, attention Corporate Secretary. Salix requests that a copy of any revocation sent to Axcan also be sent to Salix c/o Georgeson Shareholder Communications Inc. at the above address. Merely attending the annual meeting will not revoke any previous proxy that has been duly executed by you. The WHITE proxy card furnished to you by Salix, if properly executed and delivered, will revoke all prior proxies. Only your latest dated proxy for the annual meeting will count.

Only holders of record as of the close of business on the record date will be entitled to vote. If you are a stockholder of record on the record date, you will retain your voting rights for the annual meeting even if you sell these shares after the record date. Accordingly, it is important that you vote the shares held by you on the record date, or grant a proxy to vote such shares on WHITE proxy card, even if you sell these shares after the record date.

VOTING

Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the meeting. Abstentions are considered shares present and entitled to vote and, therefore, have the same legal effect as a vote against a matter presented at the meeting, except with respect to the election of directors, in which event abstentions have no legal effect under Delaware law. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes but will be considered for purposes of determining the presence of a quorum.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Stockholders are entitled to present proposals for action at our 2004 annual meeting if they comply with the requirements of the proxy rules promulgated by the U.S. Securities and Exchange Commission. Proposals of stockholders that are intended to be presented at the 2004 annual meeting of stockholders must be received by us no later than January     , 2004 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

The enclosed WHITE proxy card grants the proxy holders discretionary authority to vote on any matter properly raised at the meeting. If a stockholder intends to submit a proposal at the 2004 Annual Meeting but does not notify us in writing by March     , 2004, our proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2004 Annual Meeting.

IMPORTANT

1.  If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card to Georgeson Shareholder Communications Inc., our proxy solicitation agent, in the postage-paid envelope provided.

2.  If your shares are held in the name of one or more brokerage firms, banks or other institutions, only they can sign a WHITE proxy card with respect to your shares and only upon receipt of specific instructions from you. Accordingly, you should contact the person(s) responsible for your account and give instructions for a WHITE proxy card to be signed for your shares. We urge you to confirm in writing your instructions to the persons responsible for your account and to provide a copy of such instructions to us in care of Georgeson at the address below, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions about executing or delivering your WHITE proxy card or require assistance, please contact:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.

17 State Street, 10th Floor

New York, New York 10004

(212) 440-9800

or

CALL TOLL-FREE: (800) 818-7535

FAX: (212) 440-9009

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

A board of five directors is to be elected at the meeting. Unless a proxy is marked to withhold authority so to vote, the proxy holders will vote the proxies received by them for the five nominees named below, all of whom are currently directors. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.

The Board of Directors unanimously recommends voting “FOR” the five nominees listed below.

The name of and certain information regarding each nominee is set forth below, which information is based on data furnished to us by the nominees. There are no family relationships among directors, director nominees or executive officers of Salix.

Name Director Since	Age (1)	Position(s) With Salix
Robert P. Ruscher November 1999	42	Executive Chairman of the Board of Directors

Carolyn J. Logan July 2002	54	President, Chief Executive Officer and Director

John F. Chappell (2) December 1993	66	Director

Thomas W. D’Alonzo (2) June 2000	59	Director

Richard A. Franco, R.Ph. (2) June 2000	61	Director

(1)	As of March 1, 2003.

(2)	Member of Audit Committee and Compensation Committee.

Robert P. Ruscher joined Salix in April 1995 and has served as the Executive Chairman of the Board since July 2002 and as a member of the Board of Directors since November 1999. Prior to assuming his current position, Mr. Ruscher held various positions of increasing responsibilities within Salix, including President and Chief Executive Officer, Executive Vice President, Vice President of Business Development, Chief Financial Officer and Corporate Secretary. Before joining Salix, Mr. Ruscher practiced law, advising emerging growth pharmaceutical companies in licensing, corporate partnering, financing and general corporate matters with Wyrick Robbins Yates & Ponton from May 1994 to April 1995, with Venture Law Group, which he co-founded, from March 1993 to April 1994, and with Wilson Sonsini Goodrich & Rosati from June 1989 to February 1993. From July 1983 to July 1986, Mr. Ruscher was a Senior Accountant with Price Waterhouse in San Francisco, California, working with emerging growth technology companies. Mr. Ruscher is a Certified Public Accountant and received his J.D. with distinction from the Stanford University School of Law and his B.S. in Commerce (Business Administration) with distinction from the University of Virginia. Mr. Ruscher’s business address is 8540 Colonnade Center Drive, Suite 501, Raleigh, North Carolina 27615.

Carolyn J. Logan has served as President and Chief Executive Officer and as a member of the Board of Directors since July 2002. She previously served as Senior Vice President, Sales and Marketing from June 2000 to July 2002. Prior to joining Salix, Ms. Logan served as Vice President, Sales and Marketing of the Oclassen Dermatologics division of Watson Pharmaceuticals, Inc. from May 1997 to June 2000, and as Vice President, Sales from February 1997 to May 1997. Prior to that date, she served as Director, Sales of Oclassen Pharmaceuticals, Inc. from January 1993 to February 1997. Prior to joining Oclassen, Ms. Logan held various sales and marketing positions with Galderma Laboratories, Ulmer Pharmacal and Westwood Pharmaceuticals. Ms. Logan received a B.S. degree in Biology and Dental Hygiene from the University of North Carolina at Chapel Hill. Ms. Logan’s business address is 8540 Colonnade Center Drive, Suite 501, Raleigh, North Carolina 27615.

John F. Chappell has served as a member of the Board of Directors of Salix since December 1993 and as a member of its Audit and Compensation Committees since December 1994. From 1990 to 2000, he served as founder and Chairman of Plexus Ventures, which specializes in business development and strategic transactions for clients in the biotechnology, pharmaceutical and drug delivery industries. Prior to founding Plexus Ventures, Mr. Chappell served as Chairman, Worldwide Pharmaceuticals for SmithKline Beecham plc (now GlaxoSmithKline plc), where he was responsible for the multi-billion dollar ethical pharmaceutical business with 30,000 employees worldwide. During his 28 years at SmithKline Beecham, Mr. Chappell also headed the International Consumer Products (OTC) operations and the Corporate Development Center. He has served as a director of SmithKline Beecham, the Pharmaceutical Manufacturers Association, now PhRMA, and the Industrial Biotechnology Association, now BIO. Mr. Chappell is a director of CIMA Labs, Inc. He holds a Bachelor of Arts degree from Harvard University and attended the Wharton School of the University of Pennsylvania. Mr. Chappell’s business address for matters regarding Salix is 8540 Colonnade Center Drive, Suite 501, Raleigh, North Carolina 27615.

Thomas W. D’Alonzo joined the Board of Directors of Salix in May 2000 with over 17 years of pharmaceutical executive experience. From 1996 to 1999, Mr. D’Alonzo served as President and Chief Operating Officer of Pharmaceutical Product Development, Inc., or PPD, a global provider of discovery and development services to pharmaceutical and biotechnology companies. Before joining PPD, he served as President and Chief Executive Officer of GENVEC, Inc. from 1993 to 1996. From 1983 to 1993, Mr. D’Alonzo held positions of increasing responsibility within Glaxo, Inc., including President. Mr. D’Alonzo has served as a director of Goodmark Foods, PPD and Amarillo Biosciences, Inc. Mr. D’Alonzo received his B.S. in Business Administration from the University of Delaware, and his law degree from the University of Denver College of Law. Mr. D’Alonzo’s business address for Salix matters is 8540 Colonnade Center Drive, Suite 501, Raleigh, North Carolina 27615.

Richard A. Franco joined the Board of Directors of Salix in May 2000 with over 32 years of health care executive and sales and marketing experience. Mr. Franco is President of the Richards Group Ltd., a healthcare consulting firm located at 7229 Manor Oaks Drive, Raleigh, North Carolina, 27615, which also is Mr. Franco’s business address. He serves as a director of LipoScience Inc., a medical technology and diagnostics company, and Tranzyme, Inc., a research and development company focused on drug discovery and development of therapies for neurosensory disorders. Mr. Franco served as the Chairman of the Board for LipoScience from May 1997 to October 2002, as well as Chief Executive Officer and President from November 1997 to September 2001. Prior to co-founding LipoScience, he was President, Chief Executive Officer and a director of Trimeris Inc., a biopharmaceutical company. Prior to joining Trimeris, Mr. Franco held several senior positions and served on the Executive Committee of Glaxo, Inc. from 1983 to 1994, including Vice President and General Manager of Glaxo Dermatology, Vice President and General Manager of the Cerenex Division, Vice President of Commercial Development and Vice President of Marketing. Prior to joining Glaxo, Mr. Franco worked in various positions over a 16-year period with Eli Lilly and Company. He received a B.S. in Pharmacy from St. John’s University and did his graduate work in pharmaceutical marketing and management at Long Island University.

Required Vote

The five nominees receiving the highest number of affirmative votes of the Common Stock present or represented and entitled to be voted for them shall be elected as directors. Abstentions or votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect under Delaware law.

Please indicate your support of the five Salix director nominees by SIGNING and DATING the enclosed WHITE proxy card and RETURNING it promptly to Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, New York 10004 in the enclosed envelope. No postage is necessary if the envelope is mailed in the United States.

Board Meetings and Committees

The Board of Directors held a total of ten meetings during the fiscal year ended December 31, 2002. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors, or its committees on which he or she served, which occurred during fiscal 2002. The Board has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

The Audit Committee’s purpose is to:

(1) oversee Salix’s accounting and financial reporting principles and policies and internal audit controls and procedures;

(2) oversee Salix’s financial statements and the independent audit thereof;

(3) select, evaluate and, where deemed appropriate, replace the outside auditors; and

(4) evaluate the independence of the outside auditors.

The Audit Committee currently consists of John F. Chappell, Thomas W. D’Alonzo and Richard A. Franco. The Audit Committee held two meetings during fiscal year 2002.

The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for executive officers and other employees and administers various incentive compensation and benefit plans. The Compensation Committee currently consists of John F. Chappell, Thomas W. D’Alonzo and Richard A. Franco. The Compensation Committee held two meetings during fiscal 2002.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2002 were John F. Chappell, Thomas W. D’Alonzo and Richard A. Franco. None of these individuals was at any time during 2002 or at any other time an officer or employee of Salix. Robert P. Ruscher, our President and Chief Executive Officer until July 2002 and our Executive Chairman since then, and Carolyn J. Logan, our President and Chief Executive Officer since July 2002, participate in discussions and decisions regarding salaries and incentive compensation for all executive officers of Salix, except that each was and is excluded from discussions regarding his/her own salary and incentive stock compensation. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

Compensation of Directors

We reimburse each member of our Board of Directors for out-of-pocket expenses incurred in connection with attending Board meetings. Non-employee directors receive a one-time grant of an option to purchase 15,000 shares at the fair market value as of the date of grant, vesting ratably over 36 months. In July 2002, we implemented an annual option grant program for outside directors pursuant to which each of our outside directors was granted an option to purchase 10,000 shares at the fair market value as of the date of grant, vesting ratably over 12 months. Directors who are granted stock options execute our standard form of stock option agreement. We also pay our non-employee directors a $12,000 annual retainer, and $1,000 per Board meeting attended in person. Non-employee committee chairs receive $750, and members $250, per committee meeting attended in person.

PROPOSAL TWO

BYLAW RESOLUTION

Axcan has asked our stockholders to adopt a bylaw resolution to repeal any provision of the Salix Bylaws and to repeal any amendment to the Salix Bylaws, in each case adopted subsequent to November 30, 2001 and prior to the adoption of this proposed resolution. The Bylaw resolution is as follows:

“Resolved: That each provision of the bylaws of Salix Pharmaceuticals, Ltd. and any amendment thereto, if any, adopted by the Board of Directors of Salix Pharmaceuticals, Ltd. subsequent to November 30, 2001 and prior to approval of this resolution be, and they hereby are, repealed, effective as of the time this resolution is approved.”

The Salix Board has not amended the Salix Bylaws in any manner since November 30, 2001. The Salix Board also does not currently expect to adopt any amendments to our Bylaws. Axcan claims that the Bylaw resolution is designed to prevent our Board from amending our Bylaws in response to the Offer in violation of the Board’s fiduciary duties to our stockholders. The Salix Board is well aware of its fiduciary duties. In reality, the Bylaw proposal is part of the attempt by Axcan to limit our Board’s ability to act in accordance with its fiduciary duties to you to enhance stockholder value. Our Board believes it should have all means legally available to it to protect our stockholders’ interests.

We are providing you with the ability to vote on Axcan’s bylaw resolution as a matter of good corporate governance because we believe that our stockholders should be able to participate in the business put forward at the meeting. We are doing this even though we have the discretionary authority under the federal securities laws to vote any proxy you provide to us as we see fit on the proposed bylaw resolution. Because we are seeking your proxy on the proposed bylaw resolution, we will not rely on that discretionary authority. In the event that Axcan does not present the proposed bylaw resolution to the stockholders at the annual meeting, we will not present it either, as it is Axcan’s proposal.

Vote Required

Approval of the proposed bylaw resolution requires the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock entitled to vote and present or represented at the meeting.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that stockholders vote “AGAINST” the proposed Bylaw resolution.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has selected Ernst & Young LLP, independent accountants, to audit our consolidated financial statements for the fiscal year ending December 31, 2003 and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year, if they believe that such a change would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.

Ernst & Young LLP has audited our financial statements annually since 1993. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Approval of the ratification of the appointment of Ernst & Young LLP as our independent auditors requires the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock entitled to vote and present or represented at the meeting.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as independent auditors.

S ECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 25, 2003 for the following:

•	each person or entity known to own beneficially more than 5% of the outstanding common stock;

•	each director and his or her associates;

•	each of the executive officers named in the Summary Compensation table and his or her associates; and

•	all directors and executive officers as a group.

Applicable percentage ownership is based on 21,414,476 shares of common stock outstanding as of April 25, 2003, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission, based on factors including voting and investment power with respect to shares, subject to community property laws, where applicable. Common stock subject to options currently exercisable, or exercisable within 60 days after April 25, 2003, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person.

Five Percent Stockholders, Directors And Executive Officers	Shares Beneficially Owned	Percentage Beneficially Owned

Wellington Management Company, LLP (1) 75 State Street Boston Massachusetts 02109	2,425,200	11.34%

FMR Corp. (2) 82 Devonshire Street Boston, Massachusetts 02109	2,083,700	9.73

John Chappell (3)	912,060	4.25

Lorin K. Johnson (4)	877,226	4.10

Randy Hamilton (5)	741,180	3.46

Robert Ruscher (6)	637,122	2.97

Carolyn Logan (7)	304,441	1.41

Adam Derbyshire (8)	93,583	*

Richard Franco (9)	41,666	*

Scott Sykes (10)	47,187	*

Thomas D’Alonzo (11)	32,666	*

All executive officers and directors as a group (9 persons) (12)	3,697,131	16.93%

* Less than one percent.

(1)	As reported in Schedule 13G filed on February 12, 2003.

(2)	As reported in Schedule 13G filed on February 14, 2002. Includes 1,652,700 shares held by Fidelity Management Trust Company.

(3)	Includes 21,666 shares issuable upon exercise of options. Also includes 83,000 shares held in trust for the benefit of Mr. Chappell’s two children and grandchildren.

(4)	Includes 2,865 shares issuable upon exercise of options. Also includes 750,501 shares held by a trust for the benefit of Dr. Johnson and his wife, and 30,860 shares held by a family trust, the beneficiaries of which include Dr. Johnson’s minor grandchildren. Dr. Johnson and his wife are named as co-trustees of both trusts.

(5)	Includes 2,865 shares issuable upon exercise of options. Also includes 123,000 shares held by Mr. Hamilton’s spouse, for which Mr. Hamilton disclaims beneficial ownership.

(6)	Includes 8,020 shares issuable upon exercise of options.

(7)	Includes 163,541 shares issuable upon exercise of options.

(8)	Includes 79,583 shares issuable upon exercise of options.

(9)	Includes 21,666 shares issuable upon exercise of options and 4,000 shares held by Mr. Franco’s spouse.

(10)	Includes 47,187 shares issuable upon exercise of options.

(11)	Includes 21,666 shares issuable upon exercise of options and 1,000 held by Mr. D’Alonzo’s spouse.

(12)	Includes the shares described in footnotes (3)-(11).

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth information concerning the compensation awarded to, earned by, or paid for services rendered to Salix and its subsidiaries in all capacities during each of the fiscal years in the three-year period ended December 31, 2002, by (1) our Chief Executive Officer and (2) our next four most highly compensated officers during the year ended December 31, 2002. The officers listed on the table set forth below are referred to collectively in this proxy statement as the “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Annual Compensation			Long-Term Compensation Awards	All Other Compensation (2)
		Salary (US $)	Bonus(1) (US $)	Other (US $)	Stock Options
Carolyn J. Logan (3)	2002	$300,708	$115,000	$7,000	190,000	$5,500
President and Chief Executive Officer	2001	$250,000	$70,000	$12,000	—	$36,830
	2000	$100,850	$—	$4,500	160,000	$35,656

Robert P. Ruscher (4)	2002	$377,083	$150,000	$—	35,000	$45,005
Executive Chairman of the Board	2001	$350,000	$80,000	$—	—	$87,327
	2000	$310,000	$36,500	$—		$2,550

Randy W. Hamilton	2002	$222,500	$75,000		12,500	$5,500
Founder	2001	$215,000	$17,500	$—	—	$2,150
	2000	$215,000	$10,750	$—	—	$1,264

Lorin K. Johnson, Ph.D. (5)	2002	$227,560	$50,000	$—	12,500	$4,354
Founder and Chief Scientific Officer	2001	$220,000	$52,500	$—	—	$5,100
	2000	$175,875	$8,794	$—	—	$1,754

Adam C. Derbyshire (6)	2002	$200,500	$78,000	$—	20,000	$5,500
Vice President and Chief	2001	$185,000	$42,000	$—		$5,100
Financial Officer	2000	$83,558	$—	$—	100,000	$50,563

(1)	Unless otherwise specified, bonuses are reported in the year earned, even if actually paid in a subsequent year. Bonuses earned in 2002 were paid in February 2003.

(2)	Except as otherwise indicated, represents matching contributions under our 401(k) retirement plan.

(3)	Ms. Logan became our President and Chief Executive Officer on July 15, 2002. Ms. Logan was our Vice President, Sales and Marketing from June 12, 2000 to July 15, 2002. Pursuant to her employment, Ms. Logan received a $35,000 hiring bonus included in All Other Compensation in 2000. During 2000, Ms. Logan incurred $33,455 of relocation expenses. We reimbursed Ms. Logan for these expenses in 2001 and included the reimbursement in All Other Compensation in 2001. Additionally, fromAugust 2000 to July 2002, Ms. Logan received an automobile allowance in the amount of $1,000 per month. This amount is reflected in Other Annual Compensation.

(4)	Mr. Ruscher became our Executive Chairman on July 15, 2002. Mr. Ruscher was our President and Chief Executive Officer from November 1, 1999 to July 15, 2002. During 2001, Mr. Ruscher received a retroactive salary adjustment for the year 2000 in the amount of $80,000, which is included in his salary for 2000. Additionally, during 2001, we forgave a portion of an outstanding note with Mr. Ruscher. The forgiven principal and accrued interest amounted to $82,227, and is included in All Other Compensation. During 2002, Mr. Ruscher received a lump sum payout of his accrued vacation pay. This amount is included in All Other Compensation.

(5)	Mr. Johnson remains employed as our Founder and Chief Scientific Officer, but effective November 2002 Mr. Johnson was no longer an executive officer.

(6)	Mr. Derbyshire became our Vice President and Chief Financial Officer on June 12, 2000. Pursuant to his employment, Mr. Derbyshire received a $50,000 hiring bonus included in All Other Compensation in 2000.

Option Grants, Exercises and Holdings and Fiscal Year-End Option Values

The following table sets forth certain information concerning all grants of stock options made during the year ended December 31, 2002 to the Named Executive Officers:

Name	Number of Securities Underlying Options/SARs Granted (1)	% of Total Options/SARs Granted to Employees in Fiscal Year (2)	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
					5%	10%
Logan, Carolyn(4)	190,000	14.3%	$6.10	07/28/12	$728,889	$1,847,148
Ruscher, Bob	35,000	2.6%	$6.10	07/28/12	$134,269	$340,264
Hamilton, Randy	12,500	0.9%	$6.10	07/28/12	$47,953	$121,523
Johnson, Lorin	12,500	0.9%	$6.10	07/28/12	$47,953	$121,523
Derbyshire, Adam	20,000	1.5%	$6.10	07/28/12	$76,725	$194,437

(1)	All options were granted at an exercise price equal to fair market value of the Common Stock on the date of the grant. The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The options vest in equal monthly installments over the next 48 months.

(2)	A total of 1,331,200 options were granted during the fiscal year ended December 31, 2002.

(3)	Potential realizable value is based on the assumption that our common stock will appreciate at the annual rate shown, compounded annually, from the date of grant until the expiration of the 10-year option term. These amounts are calculated for SEC-mandated disclosure purposes and do not reflect our estimate of future stock prices.

(4)	Ms. Logan’s option grant was associated with becoming our President and Chief Executive Officer on July 15, 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information regarding the exercise of stock options during the fiscal year ended December 31, 2002 and stock options held as of December 31, 2002 by the Named Executive Officers.

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Logan, Carolyn	—	$ —	119,790	230,210	$546,609	$468,891
Ruscher, Robert	16,000	$ —	3,645	31,355	$3,244	$27,906
Hamilton, Randy	—	$ —	1,302	11,198	$1,159	$9,966
Johnson, Lorin	—	$ —	1,302	11,198	$1,159	$9,966
Derbyshire, Adam	—	$ —	64,582	55,418	$332,474	$214,326

(1)	Based on the closing sales price in trading on The Nasdaq National Market on December 31, 2002 of $6.99, minus the exercise price for the applicable options.

Equity Compensation Plan Information

The following table provides information as of December 31, 2002 on all our equity compensation plans currently in effect.

Plan Category	Number of securities to be issued upon exercise of outstanding options or warrants (a)	Weighted-average exercise price of outstanding options or warrants (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders:
1994 Stock Plan and 1996 Stock Option Plan	3,227,611	$7.82	858,513

Equity compensation plans not approved by shareholders:
Warrants issued in connection with May 1996 initial public offering	16,667	$3.00	—

Total	3,244,278	$7.79	858,513

Employment Agreements and Change in Control Arrangements

We have entered into employment agreements with Randy W. Hamilton, Robert P. Ruscher, Lorin K. Johnson, Carolyn J. Logan, Adam C. Derbyshire and R. Scott Sykes to employ each officer in his or her then current position. The relevant agreement provides for a base salary which is in the amount of $227,500 for Mr. Hamilton, $300,000 for Mr. Ruscher (decreasing to $250,000 effective July 2003), $227,500 for Dr. Johnson, $350,000 for Ms. Logan, $207,000 for Mr. Derbyshire, and $207,000 for Dr. Sykes. Each officer may be given a cash bonus within the sole discretion of the Board of Directors. Each agreement prohibits the officer from entering into employment with any direct competitor and from soliciting any employee of Salix to leave Salix while the agreement is in effect and for one year after termination of the agreement. The agreements have no set term. Each agreement will remain in effect until (1) we terminate the officer whether for “reasonable cause” (as defined in the agreement) or not, (2) the officer terminates whether for “good reason” (as defined in the agreement) or not, or (3) the officer’s death or incapacitating disability. In the event of termination by us without “reasonable cause” or by the officer with “good reason”, the officer will be paid his or her monthly salary for 24 months for Mr. Ruscher, 18 months for Mr. Hamilton, Dr. Johnson and Ms. Logan (after July 1, 2003, such period increases to 24 months for Ms. Logan), and 12 months for Mr. Derbyshire and Dr. Sykes. In such event, the officer may also be paid a pro rata portion of his or her bonus, if any, for the year in which termination occurs, as we determine. In addition, we will pay the officer for the same period of time all benefits to which he or she was entitled at the time of termination.

Under our 1994 Stock Plan and the 1996 Stock Option Plan, in the event of a merger or change of control of Salix, under certain circumstances, vesting of options outstanding under the stock plans will automatically accelerate such that outstanding options will become fully exercisable, including with respect to shares for which such shares would be otherwise unvested.

CERTAIN TRANSACTIONS

Our policy regarding transactions with management is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all such forms that they file. Based solely on a review of the copies of such forms received by Salix, or written representations from reporting persons that no Forms 5 were required for such persons, we believe that during fiscal 2002, our officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements.

REPORT OF THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this Report of the Compensation Committee of the Board of Directors shall not be deemed “filed” with the SEC or “soliciting material” under the Exchange Act and shall not be incorporated by reference into any such filings.

Introduction

The Compensation Committee of the Board of Directors was established in December 1994 and is composed only of outside directors. During fiscal 2002, the Compensation Committee consisted of John F. Chappell, Thomas W. D’Alonzo and Richard A. Franco. In general, the Committee is responsible for reviewing and approving Salix’s compensation practices, including executive salary levels and variable compensation programs. With respect to the compensation of its Executive Chairman and Chief Executive Officer, the Committee reviews and approves the various elements of the Executive Chairman’s and the Chief Executive Officer’s compensation. With respect to other executive officers, the Committee reviews the recommendations for such individuals presented by the Chief Executive Officer and the basis therefor.

The Board of Directors administers our 1996 Stock Option Plan and the 1994 Stock Plan.

General Compensation Philosophy

The primary objectives of our executive compensation policies include the following:

•	To attract, motivate and retain a highly qualified executive management team;

•	To link executive compensation to our financial performance as well as to defined individual management objectives established by the Committee;

•	To compensate competitively with the practices of similarly situated specialty pharmaceutical companies; and

•	To create management incentives designed to enhance stockholder value.

We compete in an aggressive and dynamic industry and, as a result, believe that finding, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are key factors to our future success. The Committee’s compensation philosophy seeks to align the interests of stockholders and management by tying compensation to our performance, either directly in the form of salary or annual bonuses paid in cash, or indirectly in the form of appreciation of stock options granted to employees through our equity incentive programs.

Executive Compensation

We have a compensation program which consists of two principal components: cash-based compensation and equity-based compensation. These two principal components are intended to attract, retain, motivate and reward executives who are expected to manage both the short-term and long-term success of our company.

Cash-Based Compensation.    Cash-based compensation consists of salary, or base pay, and a discretionary annual bonus. The salaries and bonuses of each of the Named Executive Officers, other than the Executive Chairman and Chief Executive Officer, for the year ended December 31, 2002 were reviewed by the Compensation Committee, upon the recommendation of the Chief Executive Officer. In its review, the Board of Directors considers the extent to which Salix achieved its corporate objectives for the year in question, the executive’s position, his or her individual performance, and other factors.

Equity Incentive Programs.    Long-term equity incentives, including stock options granted pursuant to our 1996 Stock Option Plan and 1994 Stock Plan, align the economic interests of management and employees with those of its stockholders. Stock options are a particularly strong incentive because they are valuable to employees only if the fair market value of the common stock increases above the exercise price, which is set at the fair market value of the common stock on the date the option is granted. In addition, employees must remain employed for a fixed period of time in order for the options to vest fully. In general, one-eighth of the shares issuable upon exercise of options granted under the 1996 Plan become vested six months after the vesting start date and the reminder vest at the rate of 1/48 of the shares for each month thereafter. The Board of Directors or the Committee may grant, and has granted, options with vesting schedules that differ from such general schedule. The number of options granted to each executive, other than the Executive Chairman and Chief Executive Officer, is determined by the Board of Directors, upon the recommendation of the Chief Executive Officer. In making its determination, the Board of Directors considers the executive’s position, his or her individual performance, the number of options held by the executive, with particular attention to the executive’s unvested option position, and other factors.

Compensation of Chief Executive Officer

In determining compensation for the Executive Chairman and Chief Executive Officer, the Committee considers comparative financial and compensation data of selected peer companies. Robert P. Ruscher was elected Salix’s Executive Chairman on July 15, 2002. For fiscal 2003, Salix has set Mr. Ruscher’s base annual salary at $300,000 (decreasing to $250,000 effective July 2003). Carolyn J. Logan was elected Salix’s President and Chief Executive Officer on July 15, 2002. For fiscal 2003, Salix has set Ms. Logan’s base annual salary at $350,000.

Tax Deductibility of Executive Compensation

Section 162 of the Code limits the federal income tax deductibility of compensation paid to the Chief Executive Officer and to each of the Named Executive Officers. We may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet certain specified conditions (including stockholder approval). Based on our current compensation plans and policies and proposed regulations interpreting this provision of the Code, we believe that, for the near future, there is little risk that we will lose any significant tax deduction for executive compensation.

Summary

The Compensation Committee intends that its compensation program shall be fair and motivating and shall be successful in attracting and retaining qualified employees and in linking compensation directly to Salix’s success. The Board of Directors and the Compensation Committee intend to review this program on an ongoing basis to evaluate its continued effectiveness.

THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS

John F. Chappell, Chair

Thomas W. D’Alonzo

Richard A. Franco

SALIX STOCK PRICE PERFORMANCE GRAPH

The following graph compares our cumulative total stockholder return from December 31, 1997 to December 31, 1999 with those of The Toronto Stock Exchange 300 Index and the Canadian Biotech/Pharmaceuticals Index. The graph assumes that U.S. $100 was invested on December 31, 1997 in (1) our common stock, (2) The Toronto Stock Exchange 300 Index and (3) the Canadian Biotech/Pharmaceuticals Index and that all dividends were reinvested.

From May 1996 to October 1997, our common stock traded on The Toronto Stock Exchange exclusively under the symbol “SLX.s” following our initial public offering in Canada in May 1996. In October 1997, we completed a secondary public offering in Canada and an initial public offering in the United States, and the common stock issued in that offering was traded and quoted separately under the symbol “SLX.” On May 28, 1998, all of our common stock began to trade under the symbol “SLX.”

The graph also compares our cumulative total stockholder return from November 20, 2000 (the effective date of our initial listing on the Nasdaq Small Cap Market) with those of the Nasdaq Composite Index and the Nasdaq Biotech Index and that all dividends were reinvested. The graph assumes that U.S. $100 was invested on November 20, 2000 in (1) our common stock, (2) the Nasdaq Composite Index and (3) the Nasdaq Biotech Index. Note that historic stock price performance is not necessarily indicative of future stock price performance.

On November 20, 2000, our common stock began trading on the Nasdaq Small Cap Market under the symbol “SLXP.” On February 26, 2001, our common stock began trading on the Nasdaq National Market and retained our symbol “SLXP.”

The stock price performance graph set forth below under the caption “Performance Graph” shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed “filed with” or “soliciting material” under such Acts.

Comparison of the Cumulative Total Return Among

Salix Pharmaceuticals, Ltd. and Comparative Indices.

	12/31/97	12/31/98	12/31/99	11/20/00	12/31/00	12/31/01	12/31/2002
SLX.S	100.00	20.83
SLX	100.00	20.00	11.68
TSE 300	100.00	98.42	129.63
Biotech/Pharm Idx	100.00	134.75	170.86
SLXP				100.00	111.11	200.00	69.04
Nasdaq Comp. Idx				100.00	85.46	67.80	46.87
Nasdaq Bio. Idx				100.00	105.44	89.86	58.05

No dividends have been declared or paid on our common stock. We intend to retain earnings, if any, to fund our business and do not anticipate paying any cash dividends in the foreseeable future. Stockholder returns over the period indicated should not be considered indicative of future stockholder returns.

AUDIT COMMITTEE REPORT

Our Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with Ernst & Young LLP, our independent accountants, the matters required to be discussed by the Statement on Auditing Standards No. 61, and (3) received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, and has discussed the accountants’ independence with the independent accountants. Based upon these discussions and reviews, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and filed with the Securities and Exchange Commission.

Our Audit Committee is currently composed of the following three directors, all of who are independent directors as defined in Rule 4200(a)(14) of the National Association of Securities Dealers listing standards: John F. Chappell; Thomas W. D’Alonzo; and Richard A. Franco. Our Audit Committee operates under a written charter previously adopted by the Board of Directors and performs the functions described therein.

Ernst & Young LLP served as the Company’s independent auditors for 2002 and audited the consolidated financial statements of the Company for the year ended December 31, 2002.

Summary of Fees

The following table summarizes the aggregate fees billed for professional services rendered to the Company by Ernst & Young LLP in 2002 and 2001. A description of these various fees and services follows the table.

	2002	2001
Audit Fees	$196,400	$131,435
Audit-related Fees	4,200	—
Tax Fees	15,000	37,000
All Other Fees	—	—

Total	$215,600	$168,435
Percentage of Audit & Audit-related Fees to Total Fees	93%	78%

Audit Fees

The aggregate fees billed to us by Ernst & Young LLP in connection with the annual audit, for the reviews of the Company’s financial statements included in the quarterly reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were approximately $196,400 and $131,435 for 2002 and 2001, respectively.

Financial Information Systems Design and Implementation Fees

We did not engage Ernst & Young LLP for any design or implementation of financial information systems during the fiscal years ended December 31, 2002 or 2001.

Audit Related Fees

The aggregate fees billed to us by Ernst & Young LLP in 2002 for audit-related services were approximately $4,200. We did not engage Ernst & Young LLP for any audit-related services in 2001.

Tax Fees

The aggregate fees billed to us by Ernst & Young LLP in connection with tax services were approximately $15,000 and $37,000 for the years ended December 31, 2002 and 2001, respectively.

All Other Fees

We did not engage Ernst & Young LLP for any services other than those listed above during 2002 or 2001.

Our Audit Committee has considered whether and determined that the provision of the non-audit services rendered to us during 2002 was compatible with maintaining the independence of Ernst & Young LLP.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Thomas W. D’Alonzo, Chair

John F. Chappell

Richard A. Franco

SOLICITATION OF PROXIES

The proxies solicited hereby are solicited by Salix. Salix may solicit proxies by mail, advertisement, telephone, telegram, facsimile, in person or by other means of communication. Solicitations may be made by directors, officers and employees of Salix, none of whom will receive additional compensation for such solicitations. Salix will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the Shares they hold of record. Salix will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

Salix has retained Georgeson Shareholder Communications Inc. (“Georgeson”) for advisory, information agent and proxy solicitation services in connection with the Offer and this proxy solicitation. Salix will pay Georgeson a fee of $                     for its services, will reimburse Georgeson for its reasonable out-of-pocket expenses and will indemnify Georgeson against liabilities in connection with its services, including liabilities under the federal securities laws. Georgeson will solicit proxies from individuals, brokers, bank nominees and other institutional holders.

Salix has retained Wachovia Securities, Inc. as its exclusive independent financial advisor in connection with Salix’s analysis and consideration of, and response to, the Offer. Wachovia Securities will also serve as Salix’s exclusive financial advisor in connection with any potential transaction involving Salix regardless of whether Salix is the surviving entity. For these services, Salix has agreed to pay Wachovia Securities an advisory fee and a transaction fee. The advisory fee consists of $250,000 per month for each of April, May and June 2003 and $100,000 monthly thereafter, provided the engagement has not been terminated. The transaction fee, if any, would equal $1,000,000 plus an agreed upon fee based on the enterprise value ascribed to Salix in a transaction. The full amount of the advisory fee paid by Salix shall be credited against any transaction fee. Salix has agreed to reimburse Wachovia Securities for all reasonable and customary expenses, including reasonable attorneys fees. Salix also has agreed to indemnify Wachovia Securities and its affiliates against liabilities related to or arising out of the engagement.

In connection with Wachovia Securities’ engagement as financial advisor, it is possible that certain employees of Wachovia Securities may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Salix for the purpose of assisting in the solicitation of proxies for the annual meeting. Wachovia Securities will not receive any fee for, or in connection with, such solicitation activities apart from the fees to which it may otherwise be entitled to receive as described above. Except as otherwise provided below, Wachovia Securities does not admit that it or any of its directors, officers, employees or affiliates is a “participant,” as defined in Schedule 14A promulgated by the SEC, or that Schedule 14A requires the disclosure of certain information concerning Wachovia Securities.

In 2002, Wachovia Securities provided investment banking services to Salix in connection with its public offering of Common Stock, for which services Wachovia Securities received compensation. In the ordinary course of business, Wachovia Securities and its affiliates may actively trade or hold the Common Stock for their own accounts or for the accounts of customers and, accordingly, may at any time hold a long or short position in the Common Stock.

Salix estimates that total costs relating to the solicitation of proxies (excluding costs relating to the Offer) are expected to be approximately $            , including fees payable to Georgeson. To date, Salix has incurred approximately $             in communicating with its stockholders in connection with this proxy solicitation. Actual expenditures may vary materially from this estimate, however, as manyof the expenditures cannot be readily predicted. The entire expense of preparing, assembling, printing and mailing this proxy statement and any other related materials and the cost of communicating with Salix’s stockholders will be borne by Salix.

PARTICIPANTS IN THE SOLICITATION

Under applicable regulations of the SEC, each member of the Salix Board, and our Chief Financial Officer, Adam C. Derbyshire, may be deemed to be a “participant” in Salix’s solicitations of proxies in connection with the meeting. For information on each participant please refer to (1) the table of security ownership of directors and executive officers of Salix under the heading “Security Ownership of management and Certain Beneficial Owners”, (2) the discussions under the headings “Proposals One – Election of Directors—Compensation of Directors,” “Executive Compensation and Other Matters” and “Certain Transactions,” and (3) Annex I to the proxy statement.

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: May     , 2003

FORWARD-LOOKING STATEMENTS

We urge you to read this entire proxy statement carefully. The information contained in this proxy statement includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. It has not been judicially determined that the safe harbor provided by Section 21E of the Exchange Act applies to forward-looking statements in a proxy solicitation conducted in connection with a tender offer. The preparation of forward-looking statements requires the use of estimates of future profitability, revenues, expenses, activity levels and economic and market conditions, many of which are outside our control. Such statements are indicated by words or phrases such as “anticipates,” “estimates,” “projects,” “believes,” “intends,” “expects” and similar words and phrases. Actual results might vary materially from those indicated by the forward-looking statements as a result of various factors, including:

•	our dependence on our first three pharmaceutical products, Colazal (balsalazide), Rifaximin and granulated mesalamine and the uncertainty of market acceptance of those products;

•	the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational New Drug Applications;

•	the high cost and uncertainty of the research, clinical trials and other development activities involving pharmaceutical products;

•	the uncertainty of obtaining, and our dependence on, third parties to manufacture our products and to sell them outside the United States and in fields other than gastroenterology;

•	our limited sales and marketing experience;

•	intense competition in the specialty pharmaceutical industry;

•	our ability to fund our activities internally or through additional financing, if necessary;

•	the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining rights from third parties; and

•	results of future litigation and other risk factors detailed from time to time in our other SEC filings.

Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. In addition, there can be no assurance that our business strategy will deliver any particular level of value to our stockholders or that earnings estimates will be met or exceeded. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized might also cause actual results to differ materially from those discussed.

IMPORTANT

Your proxy is important. No matter how many shares you own, please give us your proxy:

•	“FOR” the election of the five Salix director nominees;

•	“AGAINST” Axcan’s proposed bylaw resolution; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003; by:

1.	SIGNING the enclosed WHITE PROXY CARD;

2.	DATING the enclosed WHITE PROXY CARD; and

3.	MAILING the enclosed WHITE PROXY CARD TODAY in the envelope provided (no postage is required if mailed in the United States).

If you hold your shares in the name of one or more brokerage firms, banks or other institutions, only they can sign a WHITE PROXY CARD with respect to your shares, and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the WHITE PROXY CARD.

If you have any questions or require any additional information concerning this proxy statement, please contact Georgeson Shareholder Communications Inc. at the address set forth below.

GEORGESON SHAREHOLDER COMMUNICATIONS INC.

17 State Street, 10th Floor

New York, New York 10004

(212) 440-9800

or

CALL TOLL-FREE: (800) 818-7535

FAX: (212) 440-9009

ANNEX I

INFORMATION CONCERNING PARTICIPANTS IN THE SOLICITATION

Under applicable SEC regulations, our five director nominees and our Chief Financial Officer, Adam C. Derbyshire, may be deemed to be “participants” in our solicitation of proxies for the meeting. The following information is provided for those individuals.

Ownership of Salix

Except as otherwise set forth in this proxy statement, none of the five Salix director nominees nor Mr. Derbyshire (i) is the beneficial or record owner of any shares of our Common Stock, (ii) has purchased or sold any shares of our Common Stock since January 1, 2001, borrowed any funds for the purpose of acquiring or holding any shares of our Common Stock, or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any shares of our Common Stock, or (iii) was in the past ten years convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

Arrangements with Salix

Except as disclosed in this proxy statement, none of the five Salix director nominees nor Mr. Derbyshire nor any of their associates, has any arrangement or understanding with any person (i) with respect to any future employment by Salix or its affiliates or (ii) with respect to future transactions to which Salix or any of its affiliates will or may be a party, or any material interest, direct or indirect, in any transaction that has occurred since January 1, 2002, or any currently proposed transaction or series of similar transactions, which Salix or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.

Transactions in and Ownership of Salix Common Stock

The following is a list of all of the purchases and sales of shares of our Common Stock made by the five Salix director nominees and Mr. Derbyshire since January 1, 2001:

John F. Chappell

•	July 9, 2001— purchased 5,000 shares of common stock;

Thomas W. D’Alonzo

•	November 7, 2002—purchased 1,000 shares of common stock, and
•	November 27, 2002—purchased 4,000 shares of common stock;

Richard A. Franco, Sr.

•	February 14, 2003—purchased 2,000 shares of common stock;

Carolyn J. Logan

•	August 3, 2001—purchased 5,000 shares of common stock, and
•	February 28, 2003—purchased 5,000 shares of common stock;

Robert P. Ruscher

•	February 22, 2001—sold 5,000 shares of common stock,
•	February 23, 2001—sold 3,000 shares of common stock,
•	February 26, 2001—sold 36,500 shares of common stock,
•	April 3, 2001—sold 100 shares of common stock,
•	April 5, 2001—sold 16,500 shares of common stock,
•	April 6, 2001—sold 21,000 shares of common stock,
•	April 9, 2001—sold 23,000 shares of common stock,
•	April 10, 2001—sold 23,000 shares of common stock,
•	April 11, 2001—sold 24,000 shares of common stock,
•	April 12, 2001—sold 25,000 shares of common stock,
•	April 16, 2001—sold 22,900 shares of common stock,
•	June 1, 2001—sold 50,000 shares of common stock,
•	July 2, 2001—sold 50,000 shares of common stock,
•	July 3, 2001—sold 50,000 shares of common stock,
•	September 20, 2001—purchased 24,000 shares of common stock by exercising stock options,
•	December 27, 2001—sold 10,000 shares of common stock,
•	December 28, 2001—sold 2,500 shares of common stock,
•	December 31, 2001—sold 12,500 shares of common stock, and
•	October 24, 2002—purchased 16,000 shares of common stock by exercising stock options; and

Adam C. Derbyshire

•	August 3, 2001 - purchased 1,000 shares of common stock,
•	August 21, 2001 - purchased 1,000 shares of common stock, and
•	February 18, 2003 - purchased 2,000 shares of common stock.

Sales of our Common Stock made by Robert P. Ruscher between June 1, 2001 and July 3, 2001 and between December 27, 2001 and December 31, 2001 were made pursuant to two Rule 10b5-1 trading plans. The SEC’s Rule 10b5-1 permits the implementation of a written plan for selling stock at times when insiders are not in possession of material, non-public information and allows them to sell stock on a regular basis and in a non-discretionary manner, regardless of any subsequent material, non-public information they receive or the stock’s price at the time of the sale. On May 31, 2001 and November 27, 2001, Mr. Ruscher established a pre-arranged trading plan to sell shares of Salix common stock over designated periods in accordance with Rule 10b5-1. These plans were established to diversify Mr. Ruscher’s holdings of Salix common stock in an orderly manner. The plans expired on July 31, 2001 and March 15, 2002, respectively. On April 25,2003, Mr. Ruscher beneficially owned 637,122 shares, or 2.97%, of the Salix common stock. See the table below.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 25, 2003 for the five director nominees and Mr. Derbyshire. The applicable percentage ownership is based on 21,414,476 shares of common stock outstanding as of April 25, 2003, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission, based on factors including voting and investment power with respect to shares, subject to community property laws, where applicable. Common stock subject to options currently exercisable, or exercisable within 60 days after April 25, 2003, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person.

	Shares Beneficially Owned	Percentage Beneficially Owned
John Chappell (1)	912,060	4.25%

Robert Ruscher (2)	637,122	2.97

Carolyn Logan (3)	304,441	1.41

Adam Derbyshire (4)	93,583	*

Richard Franco (5)	41,666	*

Thomas D’Alonzo (6)	32,666	*

All of the above individuals as a group (6 persons) (7)	2,021,538	9.42%

*	Less than one percent.

(1)	Includes 21,666 shares issuable upon exercise of options. Also includes 83,000 shares held in trust for the benefit of Mr. Chappell’s two children and grandchildren.

(2)	Includes 8,020 shares issuable upon exercise of options.

(3)	Includes 163,541 shares issuable upon exercise of options.

(4)	Includes 79,583 shares issuable upon exercise of options.

(5)	Includes 21,666 shares issuable upon exercise of options and 4,000 shares held indirectly by Mr. Franco’s spouse.

(6)	Includes 21,666 shares issuable upon exercise of options and 1,000 held indirectly by Mr. D’Alonzo’s spouse.

(7)	Includes the shares described in footnotes (1)-(6).

Preliminary Proxy Materials—Subject to Completion—Dated May 2, 2003

SALIX PHARMACEUTICALS, LTD.

Proxy for 2003 Annual Meeting of Stockholders

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Salix Pharmaceuticals, Ltd., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May     , 2003, hereby appoints Carolyn J. Logan and Adam C. Derbyshire and each of them proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 annual meeting of stockholders of Salix Pharmaceuticals, Ltd., to be held on Thursday, June 19, 2003 at 9:00 a.m., local time, 8540 Colonnade Center Drive, Suite 201, Raleigh, North Carolina and any adjournment(s) thereof, to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and hereby revokes any proxies previously given.

1. Election	of directors:

Nominees: John F. Chappell; Thomas W. D’Alonzo; Richard A. Franco, R.Ph.; Carolyn J. Logan; and Robert P. Ruscher

☐ FOR all nominees listed above (except as marked to the contrary below)

☐ WITHHOLD AUTHORITY to vote for all nominees listed above

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee(s) name(s) on the line above.

2.	To consider a Bylaw resolution repealing each provision of our Bylaws or any amendment thereto adopted by our Board of Directors subsequent to November 30, 2001 and prior to the effective date of this proposed resolution.

☐ FOR                 ☐ AGAINST                 ☐ ABSTAIN

3. Proposal	to ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003.

☐ FOR                 ☐ AGAINST                 ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW ☐

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, (2) AGAINST THE BYLAW RESOLUTION, AND (3) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE 2003 FISCAL YEAR.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder

Dated: Signature Signature

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)